Exhibit 5.5

[BUTZEL LONG LETTERHEAD]

October 6, 2009

Wendy's/Arby's Restaurants, LLC

1155 Perimeter Center West

Atlanta, Georgia 30338

Ladies and Gentlemen:

We have acted as counsel to Sybra, LLC, a Michigan limited liability company (“Sybra”) in connection with its guaranty (the “Guarantee”) of the 10.00% Senior Notes due 2016 (the “Exchange Notes”) of Wendy’s/Arby’s Restaurants, LLC, a Delaware limited liability company (“Wendy’s/Arby’s”) offered pursuant to a Registration Statement (the “Registration Statement”) on Form S-4 of Wendy’s/Arby’s, Sybra and the other subsidiaries of Wendy’s/Arby’s named as guarantors (collectively with Sybra, the “Guarantors”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended and the rules and regulations thereunder (the “Securities Act”). We are rendering this Opinion to you at the request of Sybra. The Exchange Notes will be issued pursuant to the Indenture dated as of June 23, 2009, among Wendy’s/Arby’s, the Guarantors and U.S. Bank National Association, as trustee, as supplemented by the Supplemental Indenture dated as of July 8, 2009 (collectively, the “Indenture”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture

In rendering the opinions set forth herein, we have examined the following agreements and documents (collectively, the “Transaction Documents”):

(a)	The Registration Statement
(b)	The Indenture, which, without limitation, includes in Article 10 thereof the Guarantee of Sybra.
(c)	The form of Exchange Note attached to the Indenture as Exhibit A thereto.
(d)	The Registration Rights Agreement.

We have also examined (i) the Articles of Organization of Sybra, in the form certified by the Michigan Department of Energy, Labor and Economic Growth on August 10, 2009 (“Sybra’s Articles”), (ii) the Limited Liability Company Operating Agreement of Sybra, in the form certified in the Certificate of Robert Q. Jones, Jr., referenced below (“Sybra’s Operating Agreement”), (iii) the records of the proceedings of Sybra in connection with the transactions contemplated by the Purchase Agreement, and (iv) such other documents and records, and made such examination of law, as we have deemed necessary in connection with the opinions expressed herein.

In rendering this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Transaction Documents by the various parties and we have assumed the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies and the genuineness of all signatures thereon (other than those of Sybra); the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by Sybra of the Transaction Documents to which it is a party), where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that all individuals executing and delivering documents had the legal capacity as individuals to so execute and deliver; that the Transaction Documents are enforceable in accordance with their terms; and that there are no extrinsic agreements or understandings among the parties to the Transaction Documents that would modify or interpret the terms of one or more of the Transaction Documents or the respective rights or obligations of the parties thereunder; and that the Exchange Notes will be issued as described in the Registration Statement, substantially in the form attached to the Indenture as Exhibit A with inclusion of the appropriate alternative language as indicated therein and completion of any information omitted therefrom.

Based upon the foregoing, a Certification to Butzel Long of even date herewith executed and delivered to us by Robert Q. Jones, Jr., Vice President – Corporate and Securities Counsel and Assistant Secretary of Sybra, upon which we have relied for certain factual matters, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.        Sybra (i) is existing and in good standing under the laws of the State of Michigan, and (ii) has the requisite company power and authority to execute, deliver and perform its obligations under the Transaction Documents.

2.        The Indenture has been duly authorized, executed and delivered by Sybra and the Guarantee has been duly authorized by Sybra and has been duly executed and delivered by Sybra by virtue of its execution and delivery of the Indenture.

3.        The execution, delivery and performance of the Transaction Documents (including the Guarantee) and the issuance of the Exchange Notes and Guarantee will not result in a breach or violation of any of the terms and provisions of Sybra’s Articles of Organization or Sybra’s Operating Agreement, or in a breach or violation by Sybra of any statute, rule or regulation of any governmental agency or body of the State of Michigan applicable to Sybra.

4.        No consent, approval, authorization or order of, or filing with, any person (including any governmental agency or body or any court) is required for the consummation by Sybra of the transactions contemplated by the Transaction Documents in connection with the offering and issuance of the Guarantee by Sybra, except such as may be required under state securities laws and except for the order of the Commission declaring effective the Registration Statement.

The foregoing opinions are qualified as follows:

A.           Our opinion that Sybra is existing and in good standing under the laws of the State of Michigan is based solely on a certificate to such effect, dated August 10, 2009, issued by the Michigan Department of Energy, Labor & Economic Growth.

B.           We express no opinion as to the enforceability of any of the Transaction Documents.

C.           We express no opinion as to the compliance of the Registration Statement and the offering of the Notes thereunder with the Securities Act or any state securities law.

We are members of the Bar of the State of Michigan and we do not express any opinion herein concerning any law other than the laws of the State of Michigan.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

This letter speaks only as of the date hereof and is limited to those statutes, regulations and administrative and judicial interpretations existing on the date hereof. We undertake no responsibility to update or supplement this letter after the date hereof.

We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus included in the Registration Statement, but in giving this consent we do not admit that we are within the category of persons whose consent is required by the Securities Act. We further consent to the reliance on our opinion letter by Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to Wendy’s/Arby’s, for purposes of its opinion letter filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

BUTZEL LONG

/s/ Butzel Long